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                                                                     Exhibit 5.1

                                 April 21, 2004

hi/fn, inc.
750 University Avenue
Los Gatos, California  95032

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to hi/fn, inc., a Delaware corporation (the "Company" or "you") and have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about April 21, 2004 in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of the Company's Common Stock, par value $0.001 per share (the "Shares"), reserved for issuance under the hi/fn, inc. 1998 Employee Stock Purchase Plan (the "Plan").

         As your legal counsel, we have examined the Restated Certificate of Incorporation and Bylaws of the Company, the Plan and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein, and are familiar with the proceedings proposed to be taken by you in connection with the operation and administration of the Plan and the sale and issuance of the Shares pursuant to the Plan.

         In our opinion, the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                                Very truly yours,


                                           /s/ Wilson Sonsini Goodrich & Rosati
                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation